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                                                                     Exhibit 4.8

                                  SIMULA, INC.
                         OUTSIDE DIRECTORS' EQUITY PLAN

I.       Purpose

         The Board of Directors (the "Board") deems it to be in the best interest of Simula, Inc. (the "Company") to grant outside members of the Board shares of the Company's common stock, par value $.01 per share ("Common Stock"), to attract and retain quality directors.

         This arrangement shall be referred to as the "Simula, Inc. Outside Directors' Equity Plan" (the "Plan") and the approval of such Plan by the Board shall be deemed the approval by the board of directors of the issuer of the transactions involving grants, awards or other acquisitions from such issuer as prescribed under Rule 16b-3(d)(1) promulgated by the Securities and Exchange Commission under the Securities and Exchange Act of 1934.

II.      Definitions

         "5% Shareholder" means any individual having "beneficial ownership" (as such term is defined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of any class of voting securities of the Company.

         "Fair Market Value" means (1) the closing sales prices per share of Common Stock on the American Stock Exchange or national quotation service on which the Common Stock is principally traded or quoted, for the last preceding date on which there was a sale of such Common Stock on such exchange or quoted on such quotation service, or (2) if the shares of Common Stock are then traded in an over-the-counter market for which closing price information is not generally available, the average of the closing bid and asked prices for the shares of Commons Stock in such over-the-counter market for the last preceding date on which there was a sale of such Common Stock in such market, or (3) if the shares of Common Stock are not then listed on a national securities exchange or national quotation service or traded in an over-the-counter market, such value as the Board, in its sole discretion, shall determine.

         "Outside Director" means a member of the Board who is not an employee of the Company, or any subsidiary of the Company, or a 5% Shareholder of the Company.

         "Quarterly Stock Grant" means, with respect to any calendar quarter, that number of whole shares of Common Stock calculated by dividing Five Thousand Dollars ($5,000) by the Fair Market Value on the last trading day of such quarter.

III.     Eligibility

         Only Outside Directors who hold office at the end of a calendar quarter shall be eligible for grants of Common Stock under the Plan with respect to such quarter.


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IV.      Grant of Restricted Shares

         Effective for calendar quarters beginning on or after January 1, 2002, and subject to the following terms and conditions, the Company shall grant each Outside Director a Quarterly Stock Grant. The Company shall cause to be issued to each Outsider Director for which the grant is issued a stock certificate representing shares of Common Stock equal to the Quarterly Stock Grant. Such issuance shall be made within thirty (30) business days after the end of such calendar quarter, whereupon the Outside Director shall become a stockholder of the Company with respect to such shares.

         The shares of Common Stock awarded pursuant to this Plan shall not be transferred, assigned or alienated within six (6) months from the date of their grant. Such shares shall be subject to all applicable securities laws, including, without limitation Rule 144 promulgated under the Securities Act of 1933 and Rule 10b-5 promulgated under the Securities and Exchange Act of 1934. No fractional shares shall be issued to any Outside Director under the Plan.

V.       Reserved Shares

         Two hundred thousand (200,000) shares of Common Stock are reserved for issuance under the Plan. Any additional amounts of stock to be reserved shall be determined by the Board.

VI.      Amendment and Termination

         The Board may cancel, terminate, amend or modify the Plan in any respect at any time for any reason, provided that any such termination, amendment or modification to the Plan shall not adversely affect in any material way any grants due for the then current calendar quarter without the written consent of the Board.

VII.     Miscellaneous

         An Outside Director may elect to recognize income for federal income tax purposes at the time the shares of Common Stock are first granted pursuant to the Plan by filing an appropriate election form in accordance with the requirements of Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

         Nothing contained herein shall entitle an Outside Director to continue in office.

         The Plan shall be construed and administered in accordance with the laws of the State of Arizona.